Exhibit 10.7

Offshore Group Investment Limited

777 Post Oak Blvd., Suite 800

Houston, TX 77056

[Participant Name]

[Participant Address]

[Date]

Dear                     ,

We are pleased to inform you that Offshore Group Investment Limited (the “Company”) intends to grant you an award based on the Company’s receipt of net proceeds in connection with the Petrobras litigation matter, subject to your continued provision of services to the Company through the date of grant of such award. Such award will not become effective unless and until the Company receives proceeds in connection with the Petrobras litigation matter and you enter into a separate award agreement with the Company setting forth the terms and conditions of the award. The award will be granted to you in either cash or restricted stock under the Offshore Group Investment Limited 2016 Management Incentive Plan (the “Plan”), as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The value of the pool to be utilized for all such awards, on an aggregated basis, will be an amount equal to 3.25% of any net cash proceeds actually received by the Company. The amount of your award will be determined by the Compensation Committee in consultation with the Chief Executive Officer of the Company. The award will vest on each of the first four anniversaries of the Effective Date (as defined in the Company’s chapter 11 plan of reorganization), provided that it will vest sooner if your employment is terminated by the Company without Cause (as defined in the Plan or your employment agreement, as applicable) or as a result of your death. The award will also vest, if at the time of your termination of employment, you are a party to an employment agreement or offer letter with the Company that provides the right to terminate for “good reason,” “constructive termination” or like term or provides benefits if your employment is terminated due to your disability (as such terms are defined in your employment agreement or offer letter). The award will be subject to all other terms and conditions set forth in the applicable award agreement.

Sincerely,

[Name]
[Title]